Exhibit 10.29.2

Addendum One To The

Joint Marketing Agreement

This Addendum dated May 27, 2022 (the "Effective Date"), is entered into by and between Stereotaxis, Inc., a Delaware corporation having its principal place of business at 710 North Tucker Boulevard, Suite 110, St. Louis, Missouri, 63101 {"Stereotaxis) and Catheter Precision, Inc., a Delaware Corporation, with offices at 500 International Drive, Suite 255, Mt. Olive, New Jersey 07828 ("Catheter Precision"). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Joint Marketing Agreement signed January 19, 2021 and since amended. The Parties to the Agreement agree that the following provisions shall be in addition to or take the place of certain provisions in the Agreement and shall become a part of the final Agreement:

Spot Distribution. Stereotaxis will function as a spot distributor for Catheter Precision at agreed to hospitals ("Customers") where the VIVO system is included as a line item within a Stereotaxis quote.

•	Stereotaxis will be responsible for sales of VIVO System Model 9002 and VIVO Patches Assembly, 5-Pack -Model No. 9208 ("Products") to Customers.
•	Stereotaxis and Catheter Precision will agree on pricing for each sale of the VIVO system and the VIVO Patches.
•	Stereotaxis will then purchase Products from Catheter Precision for one hundred percent (100%) of Customer's final purchase price.
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Stereotaxis will function as a pass through for this transaction and all shipping, installation, training, support, warranty, or other considerations necessary to support Products are the sole responsibility of Cather Precision. Additionally, all Customer communications regarding Products after the initial sale should occur directly with Catheter Precision.

•	Catheter Precision is responsible for shipping Product directly to Customers and for facilitating installation and training and any other necessary actions for Customers to begin use of Products.
•	An example of expected contracting language and pricing with Customers is attached as Exhibit 1.
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Catheter Precision will owe Compensation (as defined in section 1.5 of the Joint Marketing Agreement) to Stereotaxis for sales to Stereotaxis. A credit will be issued to Stereotaxis by Catheter Precision for the Compensation and applied to the open invoice for each sale.

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After this initial sale of Products to Customer, Catheter Precision is responsible for selling additional Products to Customer and will owe Compensation to Stereotaxis per section 1.5 for any direct sales of Products by Catheter Precision to Customers.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Addendum One to the Joint Marketing Agreement to be executed by their duly authorized representatives as of the Effective Date.

STEREOTAXIS, INC.		CATHETER PRECISION, INC.

By:	/s/ Keith Galloway	By:	/s/ Missiaen Huck
Title:	VP Ops	Title:	COO

Exhibit 1: Sample Quotation

CATHETER PRECISION -VIVO SYSTEM PURCHASE

VIVO System Model 9002	1	$50,000
• 1Laptop PC
• 1Camera
• 1Camera Cable
• 1Camera Extension Handle
• 1Carry Bag
• Vextraplex Universal ECG cables and software
	10	$10,000
VIVO Patches Assembly,5-Pack -Model No. 9208 Indications for Use:

VIVO is intended for acquisition, analysis, display and storage of cardiac electrophysiological data and maps for analysis by a physician. VIVO is intended to be used as a pre-procedure planning tool for patients with structurally normal hearts undergoing ablation treatment for idiopathic ventricular arrhythmias.

Standard Warranty:
VIVO is warrantied for one year from date of installation. Cables and camera are warrantied for 90 days after date of installation.

Training:
Scheduled training is available during equipment installation for clinicians/staff and is provided at no charge.

*The purchase of the VIVO system is being handled as a pass through to the Customer. Stereotaxis is not responsible for the installation, service OT maintenance of the product. Catheter Precision is solely responsible for any standard, limited, express, OT implied warranties offered for the mapping product.

Stereotaxis makes no warranties whatsoever whether express or implied, regarding the product. The Customer is responsible for contacting Catheter Precision directly for any questions OT issues with the VIVO system.

Catheter Precision, 500 International Drive, Suite 255, M t. Olive, NJ, 0782, Phone: +1973.691.2000.